Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

Amedisys Receives Year 1 Incentive Payment from Home Health Pay for Performance Demonstration

BATON ROUGE, Louisiana (May 11, 2010) - Amedisys, Inc. (NASDAQ: “AMED”), one of America’s leading home health and hospice companies, today announced that it is receiving $3.4 million from the Centers for Medicare & Medicaid Services (CMS) based on its performance during the first year of the Medicare Home Health Pay for Performance (HHP4P) demonstration. CMS is sharing more than $15 million in savings to 166 home health agencies (HHAs) from this demonstration.

The 2-year demonstration, which began in January 2008 and ended in December 2009, was undertaken to show the impact of financial incentives on the quality of care provided to home health patients in traditional fee-for-service Medicare and their overall Medicare costs. Savings in the program are being shared with agencies that either maintained high levels of quality or made significant improvements in quality of care.

“This performance payment reinforces the quality initiatives that we have instituted at Amedisys,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “We are very pleased to have been able to participate and demonstrate that we provide cost effective high quality care to our patients.”

This demonstration is part of CMS’ value-based purchasing initiative to improve the quality and efficiency of care furnished to Medicare beneficiaries.

All Medicare-certified home health agencies in seven states representing four U.S. census regions were invited to participate in the demonstration. The Northeast region included HHAs in Connecticut and Massachusetts, the South included HHAs in Alabama, Georgia, and Tennessee, and the Midwest and West regions included HHAs in Illinois and California, respectively.

HHAs that volunteered were randomly assigned to either an intervention or control group. Performance was measured using seven home health quality measures that are computed from the Outcome-Based Quality Improvement (OBQI) data set and are currently publicly reported on the Home Health Compare Web site. Each measure evaluated the performance of the HHA’s for the quality and efficiency of care provided to traditional Medicare patients. Each HHA in the intervention group was compared only to other intervention agencies within the same state. For each measure, HHAs that ranked by performance in the top 20 percent in their state, as well as those demonstrating the greatest degree of quality improvement, were eligible to share in Medicare savings generated in their region.

Medicare savings for the demonstration were determined by comparing total Medicare costs for beneficiaries receiving care from the intervention group’s HHAs with the costs for beneficiaries served by the control groups HHAs in the same region. These costs include Medicare payments for home health care, inpatient hospital care, nursing home and rehabilitation facility care, outpatient care, physician care, durable medical equipment (DME), and hospice care.

If no savings were generated in a region, no incentive payments were made in that region. Results for calendar year 2008, the first year of the demonstration, indicated an aggregate Medicare savings of $15.4 million for three of the four regions; the Midwest region did not achieve any savings. Amedisys did not have any agencies participating in the demonstration in the Midwest region.

Year 1 incentive payments are being made to 59 percent of the HHAs in the intervention group based on their performance and improvement on the seven various quality measures. In addition to the number of quality measures for which they qualify for an incentive payment, the amount of the incentive paid to an individual HHA is also based on the total number of Medicare patient days associated with that HHA. CMS will calculate savings and determine which HHAs are eligible for incentive payments for the second year of the demonstration, calendar year 2009, later this year. In addition, the demonstration is still being evaluated, with results expected later in 2010.

Additional background about this demonstration can be found at:

http://www.cms.hhs.gov/DemoProjectsEvalRpts/MD/itemdetail.asp?itemID=CMS1189406.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the NASDAQ Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Our company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation and Nominating and Governance Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Additional information on the Company can be found at:

www.amedisys.com

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